Exhibit 99
                                                                      ----------
                              FOR IMMEDIATE RELEASE

              Exigent International Announces Agreement to Acquire
               GEC North America in the Oracle Applications Market

         MELBOURNE, FL, November 22, 1999 - Exigent International, Inc. (Nasdaq SmallCap Market(R): XGNT; Chicago Stock Exchange: XNT) announced today that it has entered into an agreement to acquire all of the outstanding shares of GEC North America Corporation, one of the Southeast's leading systems integrator of Oracle-based solutions. The completion of the acquisition is subject to a number of customary conditions, and is expected to be completed before year-end.

         Privately-held GEC North America provides Oracle(R) Application consulting and solutions to large and medium-sized clients in discrete and process manufacturing, distribution, and general business industries, many of whom are Fortune 500 companies. Exigent expects that all of GEC's current management and consulting staff will continue after the acquisition and the company's operations will remain based in Charlotte, North Carolina.

         "This acquisition is an important step in implementing our recently announced Information Technology Division," said B.R. "Bernie" Smedley, Exigent's Chairman and CEO. "Their experience and strength in Oracle applications complements our existing government business in information technology and enterprise engineering and our command-and-control software expertise, expanding our reach into the commercial sector and developing new vertical market opportunities. With the acquisition of GEC, we have advanced our IT strategy of penetrating the E-commerce market, while solidifying and building our core business of providing software and service solutions for enterprises demanding real-time applications. On a pro forma basis, we believe this combination would result in revenues for 1999 in excess of $40 million."

         Commenting on his company's acquisition, GEC's founder and President Roger Gilmartin said, "Exigent gives us both the resources and an outstanding framework that we need to continue our growth. Their experience in database applications, project management, as well as their leadership in software digital radio and wireless communications, gives them a strong understanding of our business, our business objectives, and where GEC wants to position itself for the future. It is clear that the core competencies of both companies will benefit as a result of this alliance. GEC can leverage Exigent's software and systems integration expertise and financial strength to more aggressively introduce our Oracle Application programs and E-commerce solutions into a broader market."

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Exigent International, Inc. (www.xgnt.com) is a publicly traded holding company, formed in 1996 to capitalize on emerging high-technology opportunities. World headquarters are in Melbourne, Florida, USA. Other Exigent sites include Washington, D.C., Alexandria and Chantilly VA, Gaithersburg and La Plata MD, Stennis Space Center MS, Denver and Colorado Springs CO, and Mesa AZ.

Exigent's operating subsidiaries are: Middleware Solutions, Inc. (M/Ware), developer of the InterPlay(TM) Active Messaging System (see www.mware.com). Software Technology, Inc.(STI), specializing in command and control solutions. STI's flagship software product OS/COMET(R) controls satellite constellations including the IRIDIUM(R) global communication system (which now has more than 70 satellites aloft). Since 1978, STI has enjoyed long-standing relationships with such corporate clients as Motorola, Lockheed-Martin, Loral, GE Astrospace, and Harris Corporation, and with government agencies that include NASA, the USAF, and the U.S. Navy's Naval Research Laboratory (NRL) (see www.sticomet.com). Fototag, Inc., developer of the FotoTag(R) system. This innovative unit develops advanced systems that track location and movement of people, baggage, and products (see www.fototag.com).

For financial information and investor relations, contact Exigent's CFO, Jeffery Weinress (weinress@xgnt.com). For general information, contact our Vice President of Marketing, Dennis Lunder (lunder@xgnt.com), or use one of these numbers: 407/952-7550, 888/952-XGNT, 407/676-4510 (Fax)

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 In accordance with the safe harbor provisions of the Private Securities Litigation reform Act of 1995, the Company notes that statements in this press release, and elsewhere, that look forward in time, which include everything other than historical information, involve risks and uncertainties that may affect the Company's actual results of operations. The following important factors, among others that are discussed in company filings with the Securities and Exchange Commission, could cause actual results to differ materially from those set forth in the forward-looking statements:

a) intense competition may cause us to lose projects or result in decreased revenues;
b) we may not be able to hire qualified technical  personnel;
c) the highly competitive market for technical personnel may increase our costs;
d) our operating  results  may  fluctuate  significantly;
e) if conditions for the acquisition of GEC North America Corporation are not met, the acquisition may not be consummated;
f) if GEC North America Corporation loses personnel or customers it may not achieve its estimated revenues; and
g) acquisitions involve numerous risks, including the following:(i) difficulties in integration of the operations, technologies, and products of the acquired companies; (ii) the risk of diverting management's attention from normal daily operations of the business; (iii) risks of entering markets in which Exigent has no or limited direct prior experience and where competitors in such markets have stronger market positions; and, (iv) the potential loss of key employees of the acquired company.

Notices
OS/COMET and FotoTag are registered trademarks and InterPlay Active Messaging System is a trademark of Exigent International, Inc. All other trademarks are the property.